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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of NTL Incorporated for the registration of its 9 1/2% Series B Senior Notes Due 2008, 10 3/4% Series B Senior Deferred Coupon Notes Due 2008 and 9 3/4% Series B Senior Deferred Coupon Notes Due 2008, and to the incorporation by reference therein of our report dated March 20, 1998, with respect to the consolidated financial statements of NTL Incorporated for the year ended December 31, 1997 included in its Annual Report (Form 10K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                ERNST & YOUNG LLP

New York, New York
October 19, 1998